EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING ANNOUNCES OFFERING OF SENIOR NOTES

EL PASO, Texas - March 11, 2013 - Western Refining, Inc. (NYSE:WNR) announced today that it intends to make a private offering of approximately $350 million senior notes due 2021, subject to market and other conditions.

Western Refining intends to use the net proceeds from this offering and cash on hand, to (i) repurchase any and all of its outstanding 11.250% Senior Secured Notes due 2017 (the “Existing Secured Notes”) in a concurrent tender offer and related consent solicitation, (ii) pay any related fees and expenses, including any applicable consent solicitation fees, tender premiums and accrued interest on the Existing Secured Notes, and (iii) redeem or discharge the Existing Secured Notes, if any, that remain outstanding after the completion of the tender offer.

The senior notes have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

-end-